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                                                                    Exhibit 99.2

                                     SYNTEL

                            MODERATOR: JONATHAN JAMES
                                OCTOBER 27, 2005
                                   9:00 AM CT

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Operator:            Ladies and gentlemen, thank you for standing by and welcome to the Syntel Third Quarter conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session.

                     At that time if you have any questions, you need to press star then the number 1 on your telephone keypad to place your line into the question queue. If you would like to withdraw your question, press the pound key.

                     As a reminder, this call is being recorded today, Thursday, October 27, 2005. I will now turn the call over to Jonathan James, Syntel's Vice President of Marketing and IR.

Jonathan James:      Thank you and good morning everyone. By now you should have had an opportunity to review Syntel's third quarter earnings release that crossed business wire at 8:33 this morning. It's also available on our Web site at www.syntelinc.com.

                     Before we begin I'd like to remind you that some of the comments made on today's call and responses to questions may contain forward looking statements. These statements are subject to the risks and uncertainties described in the company's earnings release and other filings with the SEC.

                     I'd now like to turn the call over to Bharat Desai, Syntel's Chairman and CEO.

Bharat Desai:        Thank you Jonathan. Good morning everybody and thank you
                     for joining us on today's call. During the third quarter of 2005, Syntel made significant progress on our key initiatives and reached several new milestones in the 25 year history of the company.

                     Overall the revenue expanded for the fifth consecutive quarter, coming in at $58.5 million. This represents a 7% increase versus second quarter of this year and a 26% increase versus the third quarter of 2004. Clearly our strategic investment programs are beginning to show results.

                     Based on the acceleration in revenue, we were able to expand both operating margin and EPS during the quarter. Operating margin increased to 21.7% of revenue in Q3 and EPS grew to 29 cents a share despite the ongoing investments in our business.

                     In addition to record revenues, Syntel also made significant progress in a number of areas during the third quarter of 2005. First and foremost, global headcount crossed the 5,000 person mark ending the quarter at 5,536. The net addition of over 600 employees during the quarter was by far the largest in the company's history and represents a 13% sequential growth.

                     I'm also pleased to report that our BPO service offering continues to gain traction as evidenced by a 63% increase versus the prior quarter.

                     Syntel recently held our third annual perspective customer event three weeks ago in Scottsdale, Arizona. The event was well attended by senior business and IT executives from both existing clients and prospective client organizations.
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                     The theme of the event was the art and science of IT
                     aligning the business, and the discussions centered on how the best global organizations are better leveraging IT for value creation.

                     Some of the key themes in discussions centered around the following: organizations are struggling with the best approaches to managing multi-vendor environments; managing cultural change in global sourcing; effective integration of BPO and ITO initiatives; and creation of value beyond cost reduction.

                     In addition we conducted a trending study of all of our attendees. Some of the more interesting findings include:
                     30% of the attendees and their organizations were not yet mature in offshore usage with over half of these respondents still in vendor selection or pilot phase; over 70% said they anticipate increased levels of outsourcing in 2006 with the balance 30% anticipating the same levels of 2005.

                     The number one reason clients selected Syntel as an offshore partner was domain expertise. This feedback from our customers coupled with the revenue acceleration, are strong indicators that the business opportunity remains strong and robust and that our strategic investment programs are on track.

                     As we've discussed, these initiatives in the areas of sales and marketing, breadth and depth of our service offerings and infrastructure are all designed to bring us closer to our customers and drive enhanced value.

                     The Syntel leadership team and I are committed to continue our investments in the business and to ensuring the successful implementation and execution of our strategies. I would now like to turn the call over to Keshav Murugesh, Syntel's Chief Operating Officer and then to Revathy Ashok, Syntel's Chief Financial Officer to provide details on our operational and financial performances. Keshav?

Keshav Murugesh:     Thanks Bharat. Good morning everyone and welcome. As Bharat mentioned, Syntel is pleased with the overall revenue progress achieved in the third quarter. Perhaps more impressive however is the breadth of revenue growth. In fact, Syntel's experience increased in all of our service offerings in our top three, five and ten clients and across all of our key vertical segments.

                     To meet increased demand and ensure capacity for future requirements, we executed hiring plans during the third quarter of 2005. While the majority of this hiring took place on campuses in India, Syntel also added experienced consultants to allow for nearer term scalability.

                     Third quarter net additions were in excess of 600 consultants and we were able to exit the quarter with over 5,500 employees globally. One of the focus areas for lateral hiring has been vertical leadership and technical depth. These investments are critical to helping drive revenue momentum but have the short term impact of dampening margins.

                     I would now like to provide you with an update on our Pune campus. At this point in time construction of three software blocks, a cafeteria, amphitheater and a 70 room hotel are complete. One software block with a capacity for approximately 1,000 consultants is outfitted and ready for use.

                     The forming and operation of the campus and move in of consultants, however, has been delayed pending regulatory clearances. In the interim, Syntel has put together strategic contingency plans which will allow capacity requirements supporting our hiring plans for growth.

                     As Bharat noted in his comments, our BPO revenues jumped 63% in the past quarter. In addition to growing our largest BPO customer by over 30%, Syntel's second significant BPO relationship began generating revenue during this quarter.

                     Syntel is leveraging our global delivery expertise to assist our customers in developing and marketing custom offshore BPO solutions. In their respective verticals, these unique offerings are helping reduce costs and tap new market opportunities.

                     We are pleased with the increased momentum in our business. My team and I continue to remain focused on ensuring the successful execution of our operating plans. I would now like to turn the call over to Revathy Ashok, Syntel's Chief Financial Officer who will discuss Syntel's financial performance and
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                     outlook. Revathy?

Revathy Ashok:       Thanks Keshav and good morning. I also have (Dave Mackey),
                     Syntel's Senior Director of Finance joining me on the call.
                     After my comments we will open the call to questions.

                     As mentioned earlier, the third quarter of 2005 produced revenue of $58.5 million, up from $46.6 million in the year ago period and $54.7 million in the prior quarter. Some further details regarding our third quarter revenue profile are as follows.

                     By segment, Applications Outsourcing was 75%, e-Business was 14%, TeamSourcing 8% and BPO was 3%. By vertical, financial services was 40%, healthcare 19%, insurance was 18%, automotive 11%, retail 3%, and other 9%. For the quarter, customer concentration was 31% for our top three, 45% for the top 5, and 64% for our top ten customers.

                     Fixed price revenue was 49% for the quarter. Net income for the second quarter was $11.7 million or 29 cents per diluted share compared to $11.9 million or 29 cents per diluted share in the prior period, and $9.7 million or 24 cents per diluted share in the second quarter of 2005.

                     Gross margin in the third quarter was 39.7% compared to 42% in the year ago period and 40.1% last quarter. By business segment, gross margin for Applications Outsourcing was 42%, e-Business was 28.4%, BPO was 62.4% and TeamSourcing 27.2%.

                     During the quarter, margin was favorably impacted by approximately 1% as a result of reduced visa processing costs. Offsetting the seasonal favorability was the cost associated with investments in our growth. As Keshav noted, we aggressively ramped our hiring during the third quarter adding over 600 employees.

                     This had the effect of reducing our offshore utilization from 76% in the second quarter to 68% in the third quarter and adversely impacted our gross margin by 1%. Margins were also reduced by approximately half a percentage point as a result of additional investments in domain expertise and enhanced service offerings.

                     For the third quarter, SG&A was 18% compared to 19% in the prior period and 19.6% last quarter. SG&A spending for the quarter was similar in dollars gone for the second quarter, the effects of increased association and facility related costs associated with our Pune global development center expected to impact SG&A levels in the fourth quarter. Additionally, the costs associated with our annual customer event will impact fourth quarter financials.

                     Syntel's operating income was 21.7% in the third quarter compared to 23% in the prior period and 20.5% last quarter. The income tax rate during the third quarter was 20.9% compared to negative 3.5% in the prior year period and 18.8% last quarter.

                     Income tax expenditures were reduced by $2.6 million for tax provision no longer required, partially offsetting the favorability for the valuation allowance of $1.7 million to (unintelligible) assets relating to investments written off in 2001. Excluding this one-time item, the effective tax rate for the quarter was 19.7%.

                     I'll now provide our quarter ending headcount metric. Syntel's global headcount on September 30 was 5,536. (Unintelligible) or utilized headcount was 3,847 with on-site at 1,377 and offshore at 2,470. Delivery mix based on these figures was 36% on-site and 64% offshore. Utilization levels at the end of the quarter were 95% on-site, 68% offshore and 76% globally.

                     Relative to the balance sheet, Syntel ended the quarter with $118.5 million in cash and marketable securities. CAPEX for the quarter was $4.6 million and DSO levels increased to 65. This represents an increase of 5 days from Q2 levels and was driven by timing of billing versus collections.

                     Some additional metrics from the third quarter include the launch of 87 new engagements and the
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                     addition of five new customers. Syntel also added two new
                     hunting licenses during the quarter. In total, we now have 69 licenses or preferred partnerships with global 2000 cooperation.

                     Outlook for 2005 - based on our year to date results and current visibility levels Syntel is providing updated guidance as follows. We expect revenue in the range of $222 to $225 million and EPS between 96 cents and $1.01. Syntel expects to continue reinvesting in our business with our new Pune campus impacting our Q4 SG&A level.

                     We will now like to open the call for a Q&A session. Operator?

Jonathan James:      (Kristin), we're ready for questions.

Operator:            At this time I would like to remind everyone, if you would like to ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                     Your first question comes from Myank Tandon with Janney Montgomery Scott.

Myank Tandon:        Thank you. Good morning, good quarter. I wanted to ask a
                     few questions. If Bharat is there I wanted to ask you, Bharat, if you could comment on some of the key recruits you've made at the managerial level in the last few months and quarters, the impact they're having and also speak specifically about any momentum you're seeing on the healthcare side.

Bharat Desai:        Sure. We've significantly expanded our leadership team over the last few quarters. We've brought in Revathy Ashok as the Chief Financial Officer. We've brought in Srikanth
                     Karra as our global head of HR who was previously the global head of HR for GE's 15,000 person BPO operation.

                     We've also brought in several senior executives from companies such as (Mackenzie), (Biflex), Cognizant, who are playing key roles in the verticals and in our strategic offerings group. And I would say they've all spent the last few months acclimating themselves to the business and we actually see strong opportunities, frankly, across the board in our client base - financial services, healthcare, insurance, automotive and our diversified group.

Myank Tandon:        And could you pinpoint maybe the factors behind the revenue upturn that you've seen in the last few quarters? Obviously we waited for some time and now we're seeing the momentum build.

Bharat Desai:        Yes.

Myank Tandon:        Do you have the visibility for the next several quarters?
                     And if so could you maybe point to the specific reasons why you're seeing the momentum finally take off after years of waiting?

Bharat Desai:        I would say it's the three things that we've emphasized:
                     number one, an increased focus on sales and marketing;
                     number two, a focus on building out our infrastructure and expanding capacity; and number three, increasing the breadth and depth of our service offerings.

                     These are the three key initiatives we embarked on approximately a year ago and these are the ones that are showing us results. We're seeing across the board increases in our customer relationships and the revenue penetration in our customer relationships. And we expect that trend to continue as we also are able to bring on new customers into our fold.

                     Our client partner program is showing results. We're starting to do a better job of farming our client base and the new service offerings that we're bringing to market are clearly helping create value with our customers.

Myank Tandon:        And where would you say you are in the progression of these three initiatives that you highlighted?

Bharat Desai:        I think we're making - we're making progress. It's a
                     continuum and we expect to continue to invest in all three areas.
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Myank Tandon:        Okay, just some final questions here on the numbers.
                     (Dave), could you give us the on-site/offshore revenue split? That would really help us with our model. And also if we could get some color on the margin potential for '06, especially if revenue growth continues to be solid, and where would you look to exit the year based on your goals?

(Dave Mackey):       Sure. Relative to the revenue split for the quarter, Myank, we ended up at 62% on-site, 38% offshore, which is about a 2% shift from where we were last quarter.

                     With respect to the 2006 margin guidance and, you know, what we can expect to see relative to lift, I'm going to defer that to Revathy and to Keshav to talk about.

Keshav Murugesh:     Yeah, this is Keshav. As far as the margin is concerned I
                     think we are very enthused with the impact that our investment programs are having on our revenue line and on our net operating income numbers. And we really don't think at this stage it makes any sense for us to take our, you know, put out the gas as far as (unintelligible) is concerned, so we're going to continue to make investments in strategic hiring in all of the areas that Bharat spoke about and also make sure that, you know, as (Peter Pan) as we continue the journey of value creations.

                     You know our team is moving completely away from having discussions with customers on resources but more on the business and, you know, delivering value to them. I would say at this stage that, you know, you should expect, you know, margins to continue to be in the low 40s going forward in the next year.

Myank Tandon:        And should we expect a similar kind of stability in margins at the operating level too if revenue growth continues to maintain the current growth trend?

Revathy Ashok:       Yes. Yes, we do expect this to remain stable.

Myank Tandon:        Okay. Thank you, and once again good quarter.

Bharat Desai:        Thank you Myank.

Keshav Murugesh:     Thanks Myank.

Operator:            Your next question comes from Joseph Vafi with Jefferies
                     and Company.

Joseph Vafi:         Hi, good morning everyone. Good revenue growth,
                     congratulations.

Bharat Desai:        Thank you Joe.

Joseph Vafi:         Just a few questions kind of on the revenue line.
                     TeamSourcing kind of grew again. Should we be reevaluating
                     TeamSourcing as a line of business and how strategic it was and now is versus how we should look at it moving forward?

Keshav Murugesh:     Yes Joseph, this is Keshav. You know like we have said in
                     the past calls, TeamSourcing clearly is not a strategic focus area for the company. But having said that as, you know, we continue to see revenue momentum and as we continue to see this growth, and more importantly as we, you know, we keep bringing in new lines of service offerings to our customers, we're also pretty concerned about insuring that each of our customers continue to be with us even on, you know, the one-off kind of opportunities where they would have the potential to deal with any other vendor.

                     So to a very good extent, you know, we use our skill based global model, you know, to settle the growth requirements. And going forward, you know, like I said we still expect this to be a non-focus area. But having said that we will use it strategically to make sure that we are in the face of some of these customers and continuing to build momentum around new opportunities once we see those one or two one-off kind of opportunities.
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                     I would believe that going forward, you know, you can
                     expect TeamSourcing to flatten down, you know, between 5 and 7% of revenues overall.

Joseph Vafi:         Okay, that's helpful. And then on the BPO line of business, it's obviously growing here. Do we have a better sense at this point on kind of what margins might be looking like in BPO versus the rest of the business in '06?

Revathy Ashok:       BPO margins - obviously we do pretty good work and we are
                     encouraged by the kind of margins that we have. We do believe that the margins at this level may not be sustainable. It may flatten out a little bit but the margins are definitely going to be good.

Bharat Desai:        Yeah, we made a decision as you might recall Joe that we
                     were going to focus only on high value BPO services. And we see the market opportunity there being huge. We made a very conscious decision to stay out of the voice business. I think in hindsight that proved to be a good choice.

                     So we're going to continue to focus on places where we can add value and I think the market opportunities reflect that.

Joseph Vafi:         Okay.

Keshav Murugesh:     I may also add that what we're seeing today here clearly is revenue coming essentially from our banking and financial services BPO offering. But going forward since our focus is going to be on the healthcare side and insurance BPO, you know, it is quite possible that whereas margins may, you know, taper off a bit on this offering we could again have, you know, different margins coming in from the other offerings from the other verticals because again, they're going to be high end offerings.

Joseph Vafi:         Okay, that's helpful. And then maybe just a question on
                     some of the heightened spend in Q4 - obviously you haven't really kind of come out with '06 numbers but do you think that kind of heightened spending, is most of it coming in Q4 or do we kind of expect that higher level spending to continue through part of '06 as well?

Bharat Desai:        Is your question around CAPEX?

Joseph Vafi:         Yeah, not so much CAPEX, Bharat.

Bharat Desai:        Alright.

Joseph Vafi:         Kind of more on things that are going to ripple into the
                     P&L in that specific quarter.

Bharat Desai:        I'll let (unintelligible) answer that.

Keshav Murugesh:     Joe, like I said earlier, we believe that we will continue to make those investments in all our strategic programs and so on the direct cost side we'll continue to see that.
                     Having said that, on the SG&A line like Revathy said earlier we will continue to remain focused on our, you know, spends relating to branding and marketing, customer events, and effective Q4 of 2005 there will be an effect coming in from the Pune campus as well from a depreciation and an operational expense point of view.

                     So going forward we will see, you know, slightly heightened expenditures, more than what we have seen in Q3, on the SG&A line.

Joseph Vafi:         Okay. And then just kind of one more question on the
                     revenue. It's been quite busy with a lot of earnings calls here this morning so I really haven't had a chance to look through some of the growth numbers, but obviously big growth here in Q3.

                     What do you see in the business that might or might not give you more confidence that kind of this level of run rate in revenue is sustainable and that we aren't maybe potentially going to see a drop off in the business next year on the top line?
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Keshav Murugesh:     Yes that's an interesting question, Joe. You know, from
                     Syntel's perspective I think the only factor that could impact in our sequential growth our growth on one-off basis could essentially be, you know, customers' specific decisions or delays in taking decisions around, you know, their budget spends. That could be one reason.

                     The second is the fact that remember as of today almost half of our business comes from, you know, development projects. These are generally long, recurring in nature. So as (unintelligible) of business changes, you know, we could see some kind of change in the growth from income there.

                     And other than that I would just say a complete change in the macro economic fundamentals of the business, you know, some major change caused by a change in the trend for outsourcing (unintelligible) 50 of security contracts. That could be logically occurred in reason.

Joseph Vafi:         Okay, and then one final question maybe for (Dave). Do you have that mix of revenue that was done on-site versus offshore in the quarter, or that one metric we've been kind of tracking for a couple of years now?

(Dave Mackey):       In terms of the dollar or in terms of the effort, Joe?

Joseph Vafi:         We're usually doing the effort.

(Dave Mackey):       In terms of the effort mix for the quarter, we actually did this quarter 36% on-site, 64% offshore which is about a 1% move from last quarter's levels.

Joseph Vafi:         Okay, and are you seeing any kind of - I mean it was a
                     small move obviously. So I guess it's really kind of no change versus movement of existing business offshore versus stuff that might have gone originally offshore instead of migrating offshore after it was originally brought on-site?

(Dave Mackey):       I think, Joe, a little bit smaller than what we would have expected in a perfect world. However, if you look at kind of the mix of business this quarter and the fact that we did see some up tic sequentially in both the TeamSourcing and the E-Business segments which tend to be somewhat on-site centric in nature.

                     Also if you look at what's going on in the Apps Outsourcing where we're doing a lot of project starts which are also on-site centric in nature, I think it makes sense that the shift was somewhat muted in the quarter.

Joseph Vafi:         Makes sense. Thanks a lot guys.

Operator:            Your next question comes from Bryan Kinstlinger with Sidoti
                     & Company.

Bryan Kinstlinger:   Good morning. I wanted to look at the margins per business.
                     I'm not sure if I heard them correctly but did I hear 42% for Application Outsourcing, 28.4 for E-Business and 27 for
                     TeamSourcing? Was that right?

Keshav Murugesh:     That is right.

Revathy Ashok:       That is correct.

Bryan Kinstlinger:   Can you give me some insight into why e-Business as well as
                     TeamSourcing - it appears maybe my numbers aren't accurate
                     - are down significantly in the margin? Was there a reason for that? Is that going to stay at that level in the 28% range as opposed to the 30% ranges?

Keshav Murugesh:     Yes, as far as e-Business is concerned, Bryan, during this quarter essentially it is the additional hiring and the
                     significant bringing in of people that has impacted the
                     e-Business line because most of the people that came in,
                     particularly the high cost technology intensive people or
                     the people that we brought in for our
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                     various practices all impact this particular line.

                     So that's essentially the reason why our margin in this particular quarter is lower.

Bryan Kinstlinger:   That's on the growth margin, the people that - because you say you're paying them more and billing them the same? Is that what you're talking about in e-Business?

Keshav Murugesh:     That's right because for some of these practices, you know, where we actually bring in vertical strength knowledge of specific domains, people working on some of our centers of excellence on new practices. These are all essentially impacting this particular segment. So that's why you're seeing a reduction in the margin here.

(Dave Mackey):       There are a couple of things going on in that segment as
                     well Bryan. As Keshav mentioned, the hiring of some of these practice and technology professionals that we're doing in the e-Business segment really kind of drags the margin two-fold.

                     At a senior level, the practice leaders and the people responsible for the overall direction are not billable resources but are overseeing practice and are included in the gross margins.

                     The second thing is where we do have billable resources, on-site largely handling spot skills, by definition they tend to be higher bill rate individuals but they're also higher comped individuals. So as a result what we end up with is more dollars. But again, until we can start to migrate some of these projects back offshore, there is going to be an impact to the margins.

Bryan Kinstlinger:   And so for now I should view that - obviously not higher
                     than at least 30% gross margin going forward. Is that accurate?

(Dave Mackey):       I think as some of the start up activity that we've seen
                     starts to shift offshore you should see some margin lift in this segment back to some more normalized levels.

Bryan Kinstlinger:   Great, okay. And what about TeamSourcing? Is there any
                     thing material there in the fact that it was similar it was down about 700 basis points from last quarter?

(Dave Mackey):       A very similar thing Bryan. Again, when we start to move
                     some people on-site for spot skill requirements, high dollar revenues, high comp, low margin and again all the start up costs associated with bringing those people to a client's site whether it's relocation or travel based tends to have a significant drag on the margins.

Bryan Kinstlinger:   Okay, thanks. And so what I'd like to look at right now is the revenue growth. It's impressive and it's been going on for a couple of quarters. So what I'd like to figure out is if that growth, at least on the Application Outsourcing side, how much - if you can quantify percentage dollars, any way you can anecdotally - is coming from clients who have been pretty small clients and not living up to expectations, you know, two years ago when revenue was flat for a while.

                     And then how much of it is from offshore, on-site mix is complete for the most part where you've been shifting for a couple of years and, you know, enabling this to happen going forward a little more sustainable?

Keshav Murugesh:     This is Keshav. I'll answer that. Actually over the past
                     few quarters what we have really been seeing - and particularly that's born out by this quarter's numbers - the growth essentially has been across, you know, all our verticals in all our different reporting segments really.

                     And in fact we have seen that, you know, the growth in revenue from our top ten customers again has been consistent across almost all of our customers. It's not that one or two specific customers contributed to growth and the others didn't. So it actually happened right across.

                     And we're having a similar experience with, you know, our customers in the second and third tiers as
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                     well. So going forward I think the company's focus is to
                     continue to keep selling value into each of these customers. And you know I believe that the potential for increasing revenue from every one of our customers through our farming approach as well as using all these new offerings and the business strength that we bring to the table will enable us to, you know, over a period of time bring in lots of new customers who can also throw fresh revenue in, thereby reducing the dependence on the top ten.

Bryan Kinstlinger:   And so do you think that - not do you think - are you aware of any clients that are breaking into the top ten or top five recently that have changed that mix of who the top ten are, showing that a little guy is turning to be something that you thought it originally was?

Keshav Murugesh:     Yeah, actually we are seeing there are potentially, you
                     know, maybe one or two customers who are not in the top ten who are likely to break into the top ten. Yes, we are seeing that. But like I said, the customers in the top ten also continue to focus strongly on Syntel's offerings.

Bryan Kinstlinger:   And I want to look at the automotive industry for a minute, maybe it's for Bharat, maybe it's for Keshav, (Dave) I'm not sure. But there are a few really large opportunities it sounds like coming up in the next three to five months. And being a Detroit company, being the fact that you guys have some automotive exposure, maybe you can touch upon your chance at these large deals where you'll be facing, obviously, the fiercest of competition and how that could play out in the quarters to come.

Bharat Desai:        Yeah, I'll take that Bryan. There clearly are some
                     significant opportunities coming up specifically at one company. And as you might be aware, they actually made a decision to only go with three prime contractors, so everybody else - and those are very large global companies
                     - and therefore every other player has to partner with one of these companies.

                     So we are actively engaged in that.

Bryan Kinstlinger:   As a partner or as a lead?

Bharat Desai:        As a partner because the three primes are, you know, very
                     large global integrators.

Bryan Kinstlinger:   Yep.

Bharat Desai:        And a lot depends on what the client ultimately decides and also how comfortable they are with the offshore migration which so far has been slow with that particular client.

Bryan Kinstlinger:   So it doesn't appear that opportunity, even if successful, will - if it's won - may take a while to ramp up and may not even be an '06 event?

(Dave Mackey):       Yeah, I'll take that Bryan. Just to give you a little more color on the opportunity that's being discussed, to further what Bharat said, there are no offshore companies that are primed for these opportunities at this point in time.

                     The company has selected 17 preferred vendors or partners for this opportunity of which Syntel is one of three offshore vendors who have been selected. So the opportunity clearly exists for us to get some revenue lift.

                     None of these opportunities will take place until 6/6 of '06 when the EVS contract expires.

Bryan Kinstlinger:   Okay.

(Dave Mackey):       Okay? The other thing that I think is important to know is that, you know, clearly the intent here is to move to a multi-vendor best in breed approach but to have these large prime contractors manage the other vendors.

Bryan Kinstlinger:   Okay. Shifting a little bit to the new campus, which is
                     clearly a place where all sorts of analysts in the past
                     have made this call difficult for you guys. I'm curious the regulation clearance that you're talking
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                     about, what that involves, when you expect that to be
                     completed?

                     And then related to that, on the SG&A line are we talking about $1 million more in cost right now? Can you give us a little bit of a magnitude?

Revathy Ashok:       We are really looking about approximately $1.3 million of
                     cost when we approximately guessed 1,000 seats operational.

Bryan Kinstlinger:   Is that a fourth quarter number while you're not all that
                     operational or is that a quarter when you guys are in there and filling capacity?

Revathy Ashok:       That is a quarter when we are running capacity of 1,000
                     seats.

Keshav Murugesh:     But there is not especially the fourth quarter potential,
                     Bryan, but you know that could be the kind of cost that Revathy mentioned would be spent when we have 1,000 people in that facility. Having said that I'm going to try to address the first part of your question.

                     When you build a campus of this scale and magnitude there are certain clearances that are required from various authorities locally. And we're just waiting for that to happen just now and like (unintelligible) said earlier, what we have built into the guidance is, you know, (unintelligible) for almost a month or a month and a half during this quarter.

Bryan Kinstlinger:   So you're looking at somewhere at the end of November to
                     open shop and start bringing guys in?

Keshav Murugesh:     Yeah. And the good news is that, you know, we already have customers visiting us and actually, you know, seeing the campus. So in terms of customer impact we'll actually be able to take full use of the campus even now.

Bharat Desai:        Yeah, I think the impact it's going to have on both our
                     brand with customers and the attraction and retention of employees as well as ability to scale the business are significant.

Bryan Kinstlinger:   Okay. I have two last questions, sorry. First of all, it
                     sounds like the headcount increases are extremely bullish from what you guys have for now, or that at least I take it, for next year. So I'm curious, what are your plans for hiring in the next quarter too and is it still going to continue to shift towards more experienced guys or is that shift mostly complete for you guys?

Keshav Murugesh:     Yes, this is Keshav. I'll take that. You know we ended this quarter with a headcount of about 5,500 people. And at this stage we believe that we will end the fourth quarter with a headcount of between 5,750 to 5,900 or so, somewhere in that region.

                     And in terms of the kind of people we will continue to hire, I think our focus will still remain with our campuses. In terms of an overall mix we'll probably - we expect to continue to have a 25/75 kind of a mix in terms of (latros) versus campus groups.

Bryan Kinstlinger:   Okay, and the final question is for Bharat. I ask you this all the time. The stock is moving well and I think with the momentum - and this is my personal opinion that the stock is still undervalued but in a quarter or so it probably won't be as much so if the results continue like this.

                     And so the obvious question is what is the plan with the liquidity of the stock and the holdings of your family?

Bharat Desai:        Yeah you know we've been focusing on the business and I
                     think that focus has paid off. And we will, at the Board level now, be discussing plans for liquidity for the stock overall and as a family discussing our diversification strategy also.

Bryan Kinstlinger:   Okay. And in the meantime can I expect - because there are conversations about that - that it's unlikely to see
                     another special dividend in the meantime?
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Bharat Desai:        That is something that, you know, the Board discusses and
                     takes a decision on. So you know, as and when those discussions take place we would update you.

Bryan Kinstlinger:   Okay, thanks guys.

Bharat Desai:        Yes.

Keshav Murugesh:     Thank you.

Operator:            Your next question comes from Ashish Thadhni with Gilford
                     Securities.

Ashish Thadhni:      Yes, good morning and congratulations on a terrific
                     quarter.

Bharat Desai:        Thank you.

Ashish Thadhni:      A couple of questions on the quarter and then one or two
                     others - can you provide a figure for quarter on quarter volume growth in the period just gone by?

Bharat Desai:        (Dave)?

(Dave Mackey):       Sure, yeah. In terms of the effort hours in the last
                     quarter, is that what you're looking for?

Bharat Desai:        Right.

Ashish Thadhni:      Yeah, billable hours - billed hours, sorry.

(Dave Mackey):       Yeah, in terms of billed hours we actually grew 6% quarter on quarter.

Ashish Thadhni:      Okay. So there has been some degradation in price?

(Dave Mackey):       Actually the opposite.

Bharat Desai:        Opposite. Revenues grew higher.

(Dave Mackey):       Revenue grew at a rate higher than effort.

Ashish Thadhni:      That's right. I'm sorry. So 6% and 7% has been the revenue growth?

Bharat Desai:        Correct.

Ashish Thadhni:      Okay. Can you quantify the impact of weather on your
                     financial results in this quarter if it's relevant?

Revathy Ashok:       No, we have didn't really have any impact. We managed to
                     run all our facilities without any stoppages so we did not have any impact on our financials.

Ashish Thadhni:      Okay.

Bharat Desai:        ...fantastic effort I must say by the team. I wanted to say that.

Ashish Thadhni:      Great. Great. In context of your hedging program if you do, what impact or recent weakness would we have on your future results? I just wanted to know to what extent you might be hedged over the near term.

Revathy Ashok:       Okay, we have - Syntel has traditionally not had a hedging policy. We are at the moment not hedged so we really do not at this point make a speculation on where the
                     (unintelligible) movement may be.
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Ashish Thadhni:      Okay, so if everything stays where it is you should benefit in the current quarter?

Revathy Ashok:       That's correct.

Ashish Thadhni:      Okay, and then finally, as I understand it longer term is
                     there any reason why Syntel should not grow in line with the 30% industry forecast?

Bharat Desai:        You know the market opportunity is great. We're seeing
                     clients want to have a multi-vendor arrangement and you know our strategic focus is on what are the future service offerings that our clients would want and we are preparing for those.

                     So we are feeling good about where we are and frankly the single biggest risk would be execution.

Ashish Thadhni:      Great. Okay, I take that you should grow in line for, you
                     know, sort of hitting stride at least in line with the industry then.

Bharat Desai:        We're going to make every effort to focus on that.

Ashish Thadhni:      Great. Again, terrific quarter and good luck.

Bharat Desai:        Thank you.

(Dave Mackey):       Thank you.

Operator:            Again, if you would like to ask a question, please press
                     star then the number 1 on your telephone keypad.

                     Your next question comes from Felix Narhy with Odlum Brown.

Felix Narhy:         Hey guys, great quarter. Just looking beyond the near term here, how should we be thinking about medium term caps development, you know, Phase 2 of Pune, should we be looking at Phase 1 of Chennai? How are you guys looking at that?

Bharat Desai:        Let me take that. We see the value that we can deliver to
                     our employees, our clients and to our brand by going the campus route. So clearly this is something we want to expand on. And our current plans are to initiate campus development in Chennai as the next major thrust for expansion for Syntel, and we expect to start that in 2006.

                     In addition, we are actively mulling our strategy about expansion into other locations, possibly other countries. So we see that as a clear winning strategy and that's the strategy we will embark on.

Felix Narhy:         Okay, so Chennai will likely come before Phase 2 of Pune at this point?

Bharat Desai:        That is correct. That is our current plan.

Felix Narhy:         Okay. And then just a couple of housekeeping items - what
                     are the CAPEX plans for Q4?

Revathy Ashok:       The Q4 plan for the GDC is approximately $7.5 million.

Felix Narhy:         Okay. And then just finally, (Dave), can you provide the
                     capacity figures for offshore and on-site headcount?

(Dave Mackey):       Sure, no problem Felix. The on-site capacity at the end of the third quarter was 1,441. The offshore capacity was 3,630 for a total capacity of 5,071, it actually crossed
                     5,000 for the first time in the company's history in terms of capacity.

Felix Narhy:         Okay. Okay, great. That's it for me. Thanks guys.
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Bharat Desai:        Thank you.

Operator:            Your next question comes from Joseph Foresi with Janney
                     Montgomery Scott.

Joseph Foresi:       Hi gentlemen, good quarter. Just actually two quick
                     housekeeping items - one, I was wondering what the turnover rate was.

Keshav Murugesh:     Yes, the turnover during this quarter was 14.7%.

Joseph Foresi:       And I actually missed this, could you go through the
                     vertical breakdown of the financial services and healthcare again?

Revathy Ashok:       The financial services was 40% of the total business,
                     healthcare was 19%.

Joseph Foresi:       And insurance just the rest if I could get them?

Revathy Ashok:       Yeah, insurance was 18%, automotive 11%, retail 3%, and
                     other 9%.

Joseph Foresi:       Okay. And just one last question here - if you could just
                     give me some more color maybe on where you see the BPO business. It's obviously gaining momentum. Do you have any rough figures or rough idea where that's headed towards, you know, heading into next quarter?

Bharat Desai:        I would expect at this point the BPO business to continue
                     to grow faster than ourY2 services business. We see that as a huge market opportunity and we're going to continue to expand on that. And it's a great way to cross-sell other services to our current client base.

                     Further, and this is early, but we fully expect clients to start thinking about sort of integrating their BPO and ITO vendors and we see a convergence coming in that space. So we think that continues to represent a strong opportunity.

Joseph Foresi:       Great. And is there any specific, you know, sequential
                     growth you're looking for from the business segment?

(Dave Mackey):       We haven't provided the guidance figures specific to that
                     segment, Joe, but as Bharat mentioned we're on a pretty good acceleration here. We would expect to grow both our existing customer base as well as continuing to add new customers in this segment.

Joseph Foresi:       Okay. Great, thank you.

Operator:            Again, to ask a question, press star then the number 1 on
                     your telephone keypad.

                     And sir, there are no questions at this time.

Bharat Desai:        Thank you very much everybody for joining us. Both
                     operationally and financially we're pleased with our progress year to date. The investments we've made in our business are driving enhanced customer value and as a result generating top line traction. Our goal is to build on this positive momentum by successfully executing on our plans and effectively leveraging our investments.

                     We look forward to talking to you next quarter. Goodbye and thank you.

Jonathan James:      Operator?

Operator:            Yes, sir. This concludes Syntel's Third Quarter Earnings
                     call. A replay of today's call will be available beginning at noon by dialing 800-642-1687 and pressing the passcode which is 1054802. The replay will be available through midnight on November 3, 2005. Thank you.
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